UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)        Title of each class of securities to which transaction applies:

2)        Aggregate number of securities to which transaction applies:

3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act
          Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)        Proposed maximum aggregate value of transaction:

5)        Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)        Amount Previously Paid:

2)        Form, Schedule or Registration Statement No.:

3)        Filing Party:

4)        Date Filed:

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April 16, 2007

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. which will be held at 11:00 a.m., C.D.T., Thursday, May 17, 2007, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote at that time.

Sincerely,

/S/ THOMAS P. CAPO

Thomas P. Capo

Chairman of the Board

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 16, 2007

TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 11:00 a.m., C.D.T., Thursday, May 17, 2007, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, for the following purposes:

1.	To elect eight (8) directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2007 year by the Audit Committee of the Board of Directors; and

3.	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

A list of stockholders entitled to vote at the meeting will be available for examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least ten days before the meeting in the Office of the Executive Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

By Order of the Board of Directors

/S/ STEPHEN W. RAY

Stephen W. Ray

Secretary

Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and returning it promptly

in the accompanying envelope.

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DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

5330 East 31st Street

Tulsa, Oklahoma 74135

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This Proxy Statement is solicited by the Board of Directors of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTG”), and is furnished in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m., C.D.T., Thursday, May 17, 2007, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135. DTG began mailing this Proxy Statement and the accompanying proxy card on or about April 16, 2007.

As used in this Proxy Statement, “Company” means collectively DTG and its subsidiaries.

Quorum

The record date for the meeting is March 23, 2007. DTG has outstanding one class of voting securities, being common stock, $0.01 par value (“Common Stock” or “Shares”), of which 23,700,181 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum. In addition, any stockholder who completes the proxy card withholding authority to vote for a director nominee will be counted as present in determining if there is a quorum.

Vote Required

Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality of the votes cast at the meeting. Because each director nominee is running unopposed, any nominee can be elected upon any affirmative vote so long as a quorum exists and regardless of whether such nominee receives more than 50% of the stockholder vote. Proposal No. 2, as well as any other matter voted on at the meeting, will be approved if a majority of the votes cast are in favor of such matter. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter is approved. Inspectors of election appointed by the Board will tabulate the votes cast.

Proxy Voting

The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder’s Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTG before the meeting. If you hold your Shares through a brokerage firm or other nominee, you may elect to vote your Shares by a toll-free phone number or over the Internet by following the instructions on the proxy materials forwarded to you.

Proxy Solicitation

Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of Directors of DTG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise, by employee officers and employees of DTG who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. DTG has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement for out-of-pocket expenses. The total cost of soliciting proxies will be borne by DTG.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

DTG has nominated for re-election to the Board eight candidates who currently serve on DTG’s Board. Incumbent director, John P. Tierney, is not standing for re-election due to his retirement from the Board.

If elected, each candidate will serve for a one-year term ending at the Annual Meeting of Stockholders to be held in 2008, or when their successors are duly elected and qualified. For more information concerning these director nominees, see “Biographical Information Regarding Director Nominees and Named Executive Officers - Director Nominees.” Unless otherwise designated, the enclosed proxy card will be voted FOR the election of the foregoing nominees as directors. The Board does not believe that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the stockholder’s proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTG.

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PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed, subject to stockholder ratification, the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors of DTG (“Independent Auditors”) for the fiscal year ending December 31, 2007. In making this recommendation, the Audit Committee considered whether the provision of services (and the aggregate fees billed for those services) by Deloitte & Touche LLP, other than audit services, is compatible with maintaining the independence of the outside auditors. Deloitte & Touche LLP has served DTG as Independent Auditors since DTG’s inception in November 1997.

The following table provides the various fees and out-of-pocket costs billed by Deloitte & Touche LLP in the aggregate for fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees In 2006 and 2005, fees related to audits of the consolidated and subsidiaries’ annual financial statements, reviews of the consolidated quarterly financial statements and the audit of internal control over financial reporting.	$2,112,855	$2,025,481
Audit-Related Fees In 2006 and 2005, fees primarily related to agreed-upon debt compliance procedures, airport concession fee audits, comfort procedures, and accounting consultations. In 2006, fees also related to advisory services. In 2005, fees also related to the audit of the employee benefit plan.	$1,201,043	$ 480,571
Tax Fees Fees related primarily to tax preparation in Europe.	$ 32,251	$ 19,468
All Other Fees	$ -0-	$ -0-

The Audit Committee of the Board has the sole authority to retain and terminate DTG’s Independent Auditors and to pre-approve any non-audit services performed by such Independent Auditors. The Audit Committee reviewed and pre-approved all fees paid to Deloitte & Touche LLP for audit and non-audit services in 2006 and 2005. For 2006 and 2005, the Audit Committee approved 100% of the services included in “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” set forth above.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the auditors have indicated that no statement will be made, an opportunity for a statement will be provided.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2007.

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BIOGRAPHICAL INFORMATION REGARDING

DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

Director Nominees

Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTG.

Molly Shi Boren, age 63, has served as a director since May 2000. A lawyer and former judge, she has been active in Oklahoma and national civic affairs. Ms. Boren has previously served as a director of Pepsi-Cola Bottling Company of Chicago, Liberty Bancorporation, Pet Food Company and Central and South West Corporation.

Thomas P. Capo, age 56, has served as a director since November 1997 and Chairman of the Board since October 2003. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000. From November 1991 to October 1998 he was Treasurer of Chrysler Corporation. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation.

Maryann N. Keller, age 63, has served as a director since May 2000. Ms. Keller was President of the Automotive Services unit of priceline.com from July 1999 to November 2000. She was a financial analyst with ING Barings from January 1999 to June 1999. Ms. Keller is currently the President of Maryann Keller & Associates, a consulting firm. Ms. Keller is also a director of Lithia Motors, Inc.

The Honorable Edward C. Lumley, age 67, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm, BMO Nesbitt Burns (and its predecessors), since August 1994. Mr. Lumley is also a director of Canadian National, Magna International Inc. and BCE Inc.

Richard W. Neu, age 51, has served as a director since February 2006. Mr. Neu was the Chief Financial Officer and Treasurer of Charter One Financial, Inc. from December 1985 to August 2004, was a director of Charter One Financial, Inc. from 1992 to August 2004, and previously worked for KPMG as a Senior Audit Manager.

Gary L. Paxton, age 60, has served as a director since October 2003, and also from November 1997 to May 2000. Mr. Paxton is currently the Chief Executive Officer and President of DTG. Prior to serving as Chief Executive Officer and President, Mr. Paxton was an Executive Vice President of DTG from November 1997 to December 2002 and was the Chief Operating Officer and President of DTG - Corporate Operations, from January 2003 to September 2003. Mr. Paxton was President of Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.) from November 1990 to December 2002.

John C. Pope, age 58, has served as a director since December 1997. Mr. Pope has been Chairman of PFI Group, an investment firm, since July 1994. Mr. Pope has also been Chairman of the Board of Waste Management, Inc. since November 2004. Mr. Pope was the Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999 and a director from May 1995 to November 1999. Mr. Pope served as a director and in various executive positions with UAL Corporation and United Airlines, Inc. between April 1988 and July 1994. Mr. Pope is also a director of Con-Way, Inc., Federal Mogul Corporation, Kraft Foods Inc., RR Donnelley & Sons, Inc. and Waste Management, Inc.

Edward L. Wax, age 70, has served as a director since December 1997. Mr. Wax has been Chairman Emeritus of Saatchi & Saatchi Advertising Worldwide, an advertising firm with substantial experience in the travel industry, since January 1998. Mr. Wax is also a director of Golf Trust of America, Inc.

Named Executive Officers

The following sets forth information concerning the executive officers of DTG other than Mr. Paxton (whose information appears above) identified under “Executive Compensation - Summary Compensation Table”, including their name, age, principal occupation and employment during at least the past five years and the period during which such person has served as an executive officer of DTG.

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R. Scott Anderson, age 48, is currently a Senior Executive Vice President of DTG. Prior to his election as a DTG officer, Mr. Anderson served in several management positions with Thrifty Rent-A-Car System, Inc. since October 1995, and is currently its President.

Yves Boyer, age 60, is currently an Executive Vice President of DTG. Prior to his election as a DTG officer, Mr. Boyer was the President and Chief Executive Officer of Dollar Thrifty Automotive Group Canada Inc. since January 1996.

John J. Foley, age 51, is currently a Senior Executive Vice President of DTG. Prior to his election as a DTG officer, Mr. Foley served in several management positions with Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.) since August 1995, and is currently its President.

Steven B. Hildebrand, age 52, is currently a Senior Executive Vice President and the Chief Financial Officer of DTG and was the Vice President and Chief Financial Officer of DTG from November 1997 to May 2000. Prior to his election as a DTG officer, Mr. Hildebrand was Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc. since August 1995.

Donald M. Himelfarb, age 61, was a Senior Executive Vice President and the Chief Administrative Officer of DTG from September 2003 until September 2006. Prior to such time, Mr. Himelfarb served as Chief Operating Officer and President of DTG-Marketing, Franchising and Administration from January 2003 to September 2003, and served as DTG Executive Vice President from November 1997 to December 2002. Mr. Himelfarb also served as a director of DTG from November 1997 to May 2000. In December 2006, Mr. Himelfarb retired from DTG.

S. Lloyd St. Clair, age 57, was an Executive Vice President of DTG from December 2002 until his separation from DTG in June 2006. Prior to December 2002, Mr. St. Clair was an Executive Vice President of Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Certain Beneficial Owners

The following table sets forth certain information as of March 23, 2007 with respect to each person known by DTG to beneficially own more than 5% of the outstanding Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Franklin Resources, Inc. (2) Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, California 94403 Franklin Advisory Services, LLC One Parker Plaza, 9th Floor Fort Lee, New Jersey 07024	2,181,767	9.2%
Dimensional Fund Advisors LP (3) (formerly Dimensional Fund Advisors Inc.) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,085,685	8.8%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, Maryland 21202	2,075,240	8.8%
MSD Capital, L.P. (5) MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, New York 10022	2,032,600	8.6%
Peter B. Cannell & Co., Inc. 645 Madison Avenue, 8th Floor New York, New York 10022	1,279,385	5.4%

______________________

(1)	Based on 23,700,181 Shares outstanding as of March 23, 2007.

(2)

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of ten percent (10%) of the outstanding common stock of Franklin Resources, Inc. (“FRI”). Franklin Advisory Services, LLC (“FAS”), an advisory subsidiary of FRI, has the sole power to vote or to direct the vote of 2,177,267 of the Shares and the sole power to dispose or to direct the disposition of all of the Shares. The Principal Shareholders, FRI and FAS, each disclaim beneficial ownership of the Shares.

(3)	Dimensional Fund Advisors LP disclaims beneficial ownership of the Shares.

(4)

The Shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the Shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such Shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Shares.

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(5)	MSD SBI, L.P. (“SBI”) is the record and direct beneficial owner of the Shares and MSD Capital, L.P. is the general partner of SBI.

Directors, Director Nominees and Executive Officers

The following table sets forth certain information as of March 23, 2007, with respect to the number of Shares owned by (i) each director nominee of DTG, (ii) John P. Tierney, a current director of DTG who will not stand for re-election at the Annual Meeting of Stockholders, (iii) each named executive officer of DTG, and (iv) all directors and named executive officers of DTG as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Molly Shi Boren	30,455 (3)	Less than 1%
Thomas P. Capo	33,146 (4)	Less than 1%
Maryann N. Keller	32,356 (5)	Less than 1%
The Hon. Edward C. Lumley	61,800 (6)	Less than 1%
Richard W. Neu	7,184 (7)	Less than 1%
Gary L. Paxton	233,799 (8)	Less than 1%
John C. Pope	60,335 (9)	Less than 1%
John P. Tierney	66,617 (10)	Less than 1%
Edward L. Wax	64,014 (11)	Less than 1%
R. Scott Anderson	80,381 (12)	Less than 1%
Yves Boyer	42,066 (13)	Less than 1%
John J. Foley	132,826 (14)	Less than 1%
Steven B. Hildebrand	110,604 (15)	Less than 1%
Donald M. Himelfarb	16,992 (16)	Less than 1%
S. Lloyd St. Clair	4,755 (17)	Less than 1%
All directors and executive officers as a group	977,330	4.1%

_______________________

(1)

The SEC deems a person to have beneficial ownership of all shares which such person has the right to acquire within sixty (60) days. Accordingly, Shares subject to options exercisable within sixty (60) days are included in this column.

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(2)	Based on 23,700,181 Shares outstanding as of March 23, 2007.

(3)

Consists of (i) 23,250 Shares subject to a deferral agreement between DTG and Ms. Boren, (ii) 4,275 Shares owned by Ms. Boren, and (iii) 2,930 Restricted Stock Units (hereinafter defined) that shall vest on December 31, 2007.

(4)	Consists of (i) 30,216 Shares subject to a deferral agreement between DTG and Mr. Capo, and (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007.

(5)	Consists of (i) 29,426 Shares subject to a deferral agreement between DTG and Ms. Keller, and (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007.

(6)	Consists of (i) 35,870 Shares owned by Mr. Lumley, (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007, and (iii) 23,000 Shares subject to options.

(7)	Consists of (i) 4,254 Shares subject to a deferral agreement between DTG and Mr. Neu, and (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007.

(8)

Consists of (i) 9,000 Shares owned by Mr. Paxton’s trust, (ii) 140 Shares owned by Mr. Paxton’s spouse and father-in-law, (iii) 101,258 Shares held in the Deferred Compensation Plan (hereinafter defined), (iv) 201 Shares held in DTG’s 401(k) Plan, and (v) 123,200 Shares subject to options.

(9)

Consists of (i) 6,000 Shares owned by Mr. Pope, (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007, (iii) 36,405 Shares subject to a deferral agreement between DTG and Mr. Pope, and (iv) 15,000 Shares subject to options.

(10)

Consists of (i) 6,000 Shares owned by Mr. Tierney, (ii) 1,100 Restricted Stock Units that shall vest on May 17, 2007, (iii) 36,517 Shares subject to a deferral agreement between DTG and Mr. Tierney, and (iv) 23,000 Shares subject to options.

(11)

Consists of (i) 3,200 Shares owned by Mr. Wax, (ii) 2,930 Restricted Stock Units that shall vest on December 31, 2007, (iii) 34,884 Shares subject to a deferral agreement between DTG and Mr. Wax, and (iv) 23,000 Shares subject to options.

(12)

Consists of (i) 1,200 Shares owned by the trust of Mr. Anderson’s spouse, (ii) 38,886 Shares held in the Deferred Compensation Plan, (iii) 195 Shares held in DTG’s 401(k) Plan, and (iv) 40,100 Shares subject to options.

(13)	Consists of (i) 25,755 Shares held in the Deferred Compensation Plan, (ii) 111 Shares held in DTG’s 401(k) Plan, and (iii) 16,200 Shares subject to options.

(14)	Consists of (i) 6,000 Shares owned by Mr. Foley, (ii) 39,134 Shares held in the Deferred Compensation Plan, (iii) 192 Shares held in DTG’s 401(k) Plan, and (iv) 87,500 Shares subject to options.

(15)	Consists of (i) 3,000 Shares owned by Mr. Hildebrand, (ii) 61,016 Shares held in the Deferred Compensation Plan, (iii) 188 Shares held in DTG’s 401(k) Plan, and (iv) 46,400 Shares subject to options.

(16)	Consists of 16,992 Shares owned by the trust of Mr. Himelfarb’s spouse.

(17)	Consists of 4,755 Shares held in DTG’s 401(k) Plan.

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INDEPENDENCE, MEETINGS, COMMITTEES AND

COMPENSATION OF THE BOARD OF DIRECTORS

Independence

The Board has determined that all of the director nominees, other than Chief Executive Officer Gary L. Paxton, who is an employee of DTG, are “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations. Specifically, the Board’s determinations of director independence were made in accordance with the categorical standards for director independence reflected in DTG’s Corporate Governance Policy adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

As a part of its review of the independence of directors, the Board considered the relationship of DTG with BMO Nesbitt Burns, where The Honorable Edward C. Lumley serves as Vice Chairman. Since 1999, BMO Nesbitt Burns has structured the financing for DTG’s Canadian vehicles. BMO Nesbitt Burns was selected after a review of multiple financing proposals from other lenders. Mr. Lumley has no involvement with this financing and none of his compensation at BMO Nesbitt Burns relates to this program. In addition, Mr. Lumley is not in a management position at BMO Nesbitt Burns. The directors also considered the amounts of various fees and interest payable by DTG to BMO Nesbitt Burns. The Board then applied its categorical standards for independence and determined that DTG’s relationship with BMO Nesbitt Burns was in the ordinary course of business, and that because Mr. Lumley had no involvement in the financing, he would be treated as an independent director of DTG.

DTG has established policies and procedures for the review, approval, ratification or disapproval of related party transactions. Related parties include directors, director nominees, executive officers, beneficial owners of more than 5% of the Shares and their respective immediate family members. Transactions subject to review include any business or commercial transaction, arrangement or relationship. The Governance Committee of the Board receives information concerning and then approves or disapproves all related party transactions. The detailed policies and procedures are in writing and form a part of DTG’s corporate compliance policies.

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Meetings and Committees

The Board has established certain standing committees, which are comprised solely of independent directors, to consider designated matters. These committees of the Board are: the Governance Committee, the Audit Committee and the Human Resources and Compensation Committee. The Board annually selects from its members the members and chairman of each committee. The following table sets forth the number of Board and committee meetings (including teleconference meetings) held in 2006, the members of each committee and the chairman of each committee:

Director	Board	Governance	Audit	Human Resources and Compensation
Molly Shi Boren	X	X		X
Thomas P. Capo (1)	X	X	X	X
Maryann N. Keller	X		X
The Hon. Edward C. Lumley (2)	X			X
Richard W. Neu	X		X
Gary L. Paxton	X
John C. Pope (3)	X	X		X
John P. Tierney (4)	X		X
Edward L. Wax	X	X	X
Meetings Held in 2006	9	4	14	7

____________________

(1)	Mr. Capo is Chairman of the Board and is an ex-officio member of all Board committees.

(2)	Mr. Lumley is the chairman of the Human Resources and Compensation Committee.

(3)	Mr. Pope is the chairman of the Governance Committee.

(4)	Mr. Tierney is the chairman of the Audit Committee.

During the 2006 year, each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served, and the average attendance level for all Board and committee meetings was approximately 97%.

As required by New York Stock Exchange rules and regulations, the Board has adopted DTG’s “Corporate Governance Policy” and charters for each of the Board committees. The Corporate Governance Policy and each charter are located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.” DTG shall provide a copy of the Corporate Governance Policy and each charter to any stockholder upon request.

Also, as required by New York Stock Exchange rules and regulations, at each regularly scheduled meeting of the Board, the non-management directors of DTG meet in executive session without members of management present. These sessions are presided over by the independent Chairman of the Board, Thomas P. Capo.

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Interested parties may communicate with the Chairman of the Board and with the independent directors in the manner described below under “Communications with Stockholders.”

Attendance at Annual Meetings of Stockholders

It is DTG policy that all directors should attend the Annual Meeting of Stockholders. All but one of the DTG directors attended the Annual Meeting of Stockholders held on May 18, 2006.

Governance Committee

Independence and Charter

The Governance Committee of the Board is currently comprised of four independent directors, Molly Shi Boren, Thomas P. Capo (an ex-officio member), John C. Pope (chairman) and Edward L. Wax. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees and matters involving corporate governance. A more detailed description of the Governance Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Consideration and Evaluation of Director Nominees

The Governance Committee will consider director nominees recommended by stockholders. Director nominations by stockholders may be submitted at the times and in the manner described below under “Stockholder Proposals and Director Nominations for Next Annual Meeting.”

The Governance Committee believes that the following qualities or skills are necessary for DTG directors to possess and reviews the same when recommending to the Board nominees for election as directors:

1.	the nominee should be independent as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations;

2.	the nominee should have the ability to apply independent judgment to a business situation;

3.	the nominee should have the ability to represent broadly the interests of all of DTG’s stockholders and constituencies;

4.	the nominee must be free of any conflicts of interest which would interfere with the nominee’s loyalty to DTG and its stockholders;

5.

the nominee should have practical or academic experience in business, economics, government or the sciences - and ideally fifteen (15) or more years of experience including management responsibilities; and

6.	the nominee should have the time to be an active member of the DTG Board, as well as a member of one or more Board committees.

Following the above criteria, the Governance Committee may identify and recommend to the Board qualified nominees for election as directors through various sources, including (i) members of the DTG Board, (ii) stockholders, and (iii) search firms (which may be paid a fee), as needed. There will be no difference in the manner in which the Governance Committee evaluates director nominees if the nominees are recommended by stockholders.

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Audit Committee

Independence and Charter

The Audit Committee of the Board is currently comprised of five independent directors, Thomas P. Capo (an ex-officio member), Maryann N. Keller, Richard W. Neu, John P. Tierney (chairman) and Edward L. Wax. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Audit Committee appoints the Independent Auditors, reviews and approves their fees for audit and non-audit services, and reviews the scope and results of audits performed by the Independent Auditors and by DTG’s internal auditors. It also reviews corporate compliance matters and reviews the Company’s system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Audit Committee Financial Expert

The Board has determined that Richard W. Neu, a member of the Audit Committee and an independent director, is an “audit committee financial expert,” as defined by the SEC.

Human Resources and Compensation Committee

Independence and Charter

The Human Resources and Compensation Committee of the Board is currently comprised of four independent directors, Molly Shi Boren, Thomas P. Capo (an ex-officio member), Edward C. Lumley (chairman) and John C. Pope. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Human Resources and Compensation Committee makes recommendations to the Board regarding DTG’s executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its executive compensation function, it approves salaries, retirement benefits, incentive compensation awards and equity incentive grants for officers and senior executives, as well as corporate goals under performance based compensation plans. A more detailed description of the Human Resources and Compensation Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Processes and Procedures for Consideration and Determination of Executive and Director Compensation

The Human Resources and Compensation Committee annually reviews the performance of all officers. Executive officers also contribute to this review process. The Human Resources and Compensation Committee makes all decisions regarding cash and equity awards for all officers of the Company after consultation with the other independent directors. The Human Resources and Compensation Committee also reviews the performance and pay of the Chief Executive Officer and discusses its review with the Board. As part of all compensation reviews, the Human Resources and Compensation Committee used data obtained by Towers Perrin, its independent compensation consultant.

The Human Resources and Compensation Committee also reviews the compensation for the Board and its committees. In recommending such compensation to the Board, the Human Resources and Compensation Committee utilized comparable data furnished by Towers Perrin.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of DTG’s Chairman of the Board, Chief Executive Officer and Executive Vice President-Administration. Such meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Executive Vice President-Administration. At each meeting, the Human Resources and Compensation Committee also meets in executive session. The Chairman of the Human Resources and Compensation Committee reports the committee’s recommendations on executive compensation to the Board. Independent advisors and DTG’s human resources department support the Human Resources and Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under its charter to retain, approve fees for and terminate consulting firms as it deems necessary to assist in the fulfillment of its responsibilities.

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Report of Audit Committee

Meetings With Management, Internal Auditors and Independent Auditors

The Audit Committee reviewed and discussed the audited financial statements and effectiveness of internal controls with management, internal auditors and the Independent Auditors of DTG, Deloitte & Touche LLP. Based on these discussions and its other work, the Audit Committee recommended that the Board include the audited consolidated financial statements in DTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Audit Committee also has met and held discussions with management, internal auditors and the Independent Auditors regarding various topics in addition to matters related to financial statements.

The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended.

In addition, Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Audit Committee such firm’s independence.

Responsibility

The Audit Committee is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing, maintaining and evaluating the effectiveness of internal controls and the Independent Auditors have the responsibility for auditing financial statements and evaluating the effectiveness of the internal controls. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Independent Auditors included in their report on DTG’s financial statements.

THE AUDIT COMMITTEE

John P. Tierney, Chairman

Thomas P. Capo, ex-officio

Maryann N. Keller

Richard W. Neu

Edward L. Wax

March 21, 2007

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Compensation

Board Meeting Fees, Committee Meeting Fees and Retainers

In 2006, the independent directors were paid an annual board retainer of $35,000, payable in quarterly amounts of $8,750 exclusively in Common Stock. They were also paid an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a Board committee (excluding members of the Audit Committee), in each case payable in cash or Common Stock, as desired by the director. Members of the Audit Committee were paid an annual attendance fee of $18,000, payable in quarterly installments of $4,500 in cash or Common Stock, as desired by the director.

In addition to the meeting fees described above, the Governance Committee chairman was paid an annual retainer of $5,000, payable in quarterly installments of $1,250 exclusively in Common Stock. The Human Resources and Compensation Committee chairman was paid an annual retainer of $7,500, payable in quarterly installments of $1,875 exclusively in Common Stock. The Audit Committee chairman was paid an annual retainer of $10,000, payable in quarterly installments of $2,500 exclusively in Common Stock.

All retainer fees described above will be paid in Common Stock until the director meets DTG’s stock ownership guidelines described elsewhere herein. Upon meeting the guidelines, retainer fees may be paid in cash or Common Stock, as desired by the director. Also, directors may elect in advance to defer their fees.

Mr. Capo is the Chairman of the Board of Directors. Service of an independent Chairman and separation of such role from the office of Chief Executive Officer is considered a corporate governance best practice. Mr. Capo’s compensation for services rendered as Chairman was $200,000 for the fiscal year ended December 31, 2006.

Restricted Stock Grants

In February 2006, each independent director was granted 3,500 Restricted Stock Units, except for Mr. Neu who was granted 3,011 Restricted Stock Units because he did not serve as a director for all of 2006. The Restricted Stock Units vested on December 31, 2006.

Other

In 2006, DTG made available to each independent director the personal use of up to two vehicles while serving as a director of DTG, including routine maintenance, tags and insurance coverage. Rental cars are also furnished for short-term use for product and service evaluation. In the event of a change in control of DTG, ownership of the two vehicles will be transferred to the director and the use of rental cars for product and service evaluation will continue. Upon retirement from the Board with five years or longer of service, a director shall be permitted to retain the two vehicles until their scheduled turnback date and the use of rental cars for product and service evaluation will continue.

No Employee Director Compensation or Benefits

DTG does not pay compensation or provide benefits for service to any director solely in such capacity who is also an officer or employee of the Company. Mr. Paxton is the only director who is also an officer and employee of the Company.

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Director Compensation Table

The following table provides certain summary information concerning compensation of the directors for the fiscal year ended December 31, 2006:

2006 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)
Molly Shi Boren	$ 55,000	$ 133,000	-0-	-0-	-0-	$ 25,811	$ 213,811
Thomas P. Capo	$ 273,000	$ 133,000	-0-	-0-	-0-	$ 18,451	$ 424,451
Maryann N. Keller	$ 62,000	$ 133,000	-0-	-0-	-0-	$ 26,165	$ 221,165
The Hon. Edward C. Lumley	$ 58,500	$ 133,000	-0-	-0-	-0-	$ 37,105	$ 228,605
Richard W. Neu	$ 52,344	$ 116,014	-0-	-0-	-0-	$ 9,990	$ 178,348
John C. Pope	$ 61,000	$ 133,000	-0-	-0-	-0-	$ 26,849	$ 220,849
John P. Tierney	$ 71,000	$ 133,000	-0-	-0-	-0-	$ 18,416	$ 222,416
Edward L. Wax	$ 66,000	$ 133,000	-0-	-0-	-0-	$ 21,632	$ 220,632

________________________

(1)

The amount shown in column (c) for each director reflects the value attributable to the Restricted Stock Unit awards in accordance with SFAS No. 123(R) (hereinafter defined), which awards vested on December 31, 2006. The amounts were calculated by multiplying the number of Restricted Stock Unit awards by the closing price per Share of $38.00 on the February 2, 2006 grant date for all directors except Mr. Neu. Mr. Neu’s Restricted Stock Unit awards were granted on February 21, 2006 with a closing price per Share of $38.53.

(2)

Since May 2002, no director has been awarded stock options. The amount of outstanding stock options that are fully vested but not yet exercised are as follows: (i) Mr. Lumley (23,000), (ii) Mr. Pope (15,000), (iii) Mr. Tierney (23,000), and (iv) Mr. Wax (23,000).

(3)

The amount shown in column (g) for each director reflects the value attributable to the personal use by each director of up to two Company vehicles, including routine maintenance, tags and insurance coverage. The value of a vehicle to the directors is determined by using its annual lease value. For a vehicle provided only part of the year, the annual lease value is prorated for the number of days of use.

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Stock Ownership Guidelines

The current stock ownership guidelines for independent directors of DTG are 20,000 Shares. Directors are generally given five years from commencing service on the Board to meet the stock ownership guidelines. All of the directors meet or exceed the applicable stock ownership guidelines.

Communications with Stockholders

Stockholders may send communications to the DTG Board that should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135. All such communications received by the Secretary will be forwarded to the Chairman of the Board and to the Chief Executive Officer. The Secretary and the Chairman of the Board will review the communications and determine whether or not it is appropriate to forward the communications to the Board or any director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Programs

The Human Resources and Compensation Committee is guided by the following key objectives in determining the compensation of the Company’s senior executives:

Competitive Pay

Compensation should reflect the competitive marketplace so that the Company can attract, retain and motivate high caliber executives. In constructing the various elements of total compensation, the Company generally targets base pay to be at or below the market median, and incentive compensation to be at or slightly above the market median. These component objectives support the Company’s overall objective to establish a competitive executive compensation program where total compensation is within 15% of the market median on a program-wide basis.

Accountability for Business Performance

Compensation should be largely tied to overall Company financial and operating performance, so that executives are held accountable through their compensation for achievement of Company financial and operating results.

Accountability for Individual Performance

Compensation should also be tied to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

Alignment with Stockholder Interests

Compensation should reflect DTG’s Common Stock performance through equity-based incentives, such as Performance Shares (hereinafter defined), to align the interest of executives with those of DTG stockholders.

Compensation Programs Design

DTG’s executive compensation programs are designed to clearly and fairly relate pay to performance, with the objective of creating long-term stockholder value. DTG’s executive compensation programs are also designed to match pay practices with corporate goals. Each year, DTG establishes cash incentive compensation plans and equity incentive compensation plans. At the end of each year, the Human Resources and Compensation Committee conducts a retrospective review of compensation-related actions to determine if objectives have been met.

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Role of Executive Officers in Compensation Decisions

The Human Resources and Compensation Committee annually reviews the performance of all officers. Executive officers also contribute to this review process. The Human Resources and Compensation Committee makes all decisions regarding cash and equity awards for all officers of the Company after consultation with the other independent directors.

The Human Resources and Compensation Committee also reviews the performance and pay of the Chief Executive Officer and discusses its review with the Board. As part of all compensation reviews, the Human Resources and Compensation Committee used data obtained by Towers Perrin, its independent compensation consultant.

For compensation consulting work during 2006, the Human Resources and Compensation Committee relied on the services of Towers Perrin in connection with its executive compensation responsibilities.

Elements of Compensation

DTG’s executive compensation program has five elements: base salary, cash incentive compensation, long-term incentive compensation, supplemental retirement benefits and other compensation (including perquisites) discussed in more detail below. Generally, DTG’s target total direct compensation (base salary, cash incentive compensation and long-term incentive compensation) for executives is competitive with market median practice. Executives holding higher offices receive a greater percentage of compensation in the form of incentive compensation. In 2006 the mix of total direct compensation for the Chief Executive Officer was 16% in base salary, 16% in cash incentive compensation and 68% in long-term incentive compensation. For the remaining named executive officers serving into 2007, the mix of total direct compensation in 2006 ranged from 25% to 37% in base salary, 19% to 22% in cash incentive compensation and 41% to 56% in long-term incentive compensation.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.

Cash Incentive Compensation

DTG’s annual cash incentive compensation plan is designed to provide performance based compensation awards to executives for achievement of corporate financial objectives and individual performance considerations during the past year.

Long-Term Incentive Compensation

The Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Amended and Restated Plan”) was approved by DTG stockholders at DTG’s Annual Meeting of Stockholders on May 20, 2005. The Amended and Restated Plan is intended to primarily provide equity-based incentives to officers and key employees of the Company that serve to align their interests with those of stockholders. The purpose is also to attract and retain independent directors and to provide compensation in the form of stock to align their interests with stockholders. The Amended and Restated Plan permits grants of any or all of the following type of awards: (i) rights to purchase Common Stock upon exercise of options (“Option Rights”), (ii) rights granted in tandem with Option Rights, (iii) rights not granted in tandem with Option Rights, (iv) Common Stock as to which neither the substantial risks of forfeiture nor the prohibition on transfers has expired, (v) rights to receive Common Stock or cash at the end of a specified period (“Restricted Stock Units”), (vi) performance shares that become Common Stock upon achievement of performance objectives (“Performance Shares”), (vii) performance units equivalent to $1.00 each or such other value as is determined by the Board, and (viii) other awards that may be denominated or payable in or otherwise based on or related to Common Stock or factors that may influence the value of Common Stock.

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Supplemental Retirement Benefits

In December 1994, Pentastar Transportation Group, Inc., predecessor to DTG, adopted a deferred compensation plan (the “Deferred Compensation Plan”) to provide a means by which executives of the Company may elect to defer receipt of specified percentages or amounts of their compensation, and to encourage such employees to remain employed by the Company. The Company may (but is not required to) make contributions to the Deferred Compensation Plan in addition to elective deferrals of compensation by executives. The Deferred Compensation Plan currently covers 35 employees of the Company.

DTG adopted a retirement plan in December 1998 (the “Retirement Plan”) to provide a means by which the Company can provide retirement income to executives to encourage them to remain employed by the Company. The Company may (but is not required to) make contributions to the Retirement Plan. The Retirement Plan currently covers 32 employees of the Company, but was discontinued for any new executives beginning in December 2004. Any such new executives will instead receive a higher level of Company contributions to the Deferred Compensation Plan.

DTG has established a single non-qualified trust to provide a source of payment for benefits under the Deferred Compensation Plan and the Retirement Plan.

Effective June 1, 2002, DTG adopted an executive option plan (the “KEYSOP”). The KEYSOP is a nonqualified deferred compensation plan and provides a means by which executives of DTG may elect to defer receipt of specified percentages or amounts of their compensation in exchange for mutual fund options. DTG has never made contributions to the KEYSOP. DTG established a trust to hold the shares that are subject to purchase through the exercise of the mutual fund options. The KEYSOP has been amended to eliminate deferrals of compensation into the KEYSOP after December 31, 2004. The remaining mutual fund options can be exercised at any time by the executive but no later than 15 years from the grant date.

Other

DTG has historically provided executive officers with perquisites and other personal benefits that DTG and the Human Resources and Compensation Committee believe are generally reasonable and consistent with DTG’s overall compensation program to better enable it to attract and retain superior employees for key positions. These perquisites and personal benefits have historically included (i) country club membership dues, (ii) car usage, (iii) financial counseling services, (iv) supplemental executive life insurance, (v) supplementary medical and long-term disability insurance premiums, and (vi) tax offset gross-up amounts that cover the taxable value of the perquisites.

In 2006, Towers Perrin’s review of DTG’s total executive compensation pointed to a market trend reducing perquisites in general, but retaining those perquisites focused largely on wealth building services such as financial counseling services and supplemental executive life insurance. In addition, a key use of the consultant’s information was in the comparison of direct cash compensation to market practices for similar executive positions in similarly sized companies. The categorization of these items as perquisites rather than base salary inhibits the quality of these total cash comparisons and analyses. As a result of this review, during 2006, DTG instead recognized the value of the tax offset gross-up amounts as additional cash compensation and adjusted the base salaries of the executives. Further action to reduce perquisites became effective January 1, 2007, when DTG adjusted base salary to include country club membership dues. As a result of this action, the perquisites remaining are financial counseling services, supplemental executive life insurance, supplemental medical and long-term disability premiums and car usage.

Why DTG Chooses each Element of Compensation

During 2006, DTG chose its principal elements of compensation to create an overall executive compensation program that combines traditional base salary with short-term incentives in the form of cash incentive compensation together with long-term incentives in the form of Performance Shares. Prior to 2002, DTG’s long-term incentive was primarily in the form of stock options. Beginning in 2002, DTG has only used Performance Shares. DTG believes the use of Performance Shares better aligns the long-term interests of executives with the long-term interests of stockholders. These grants also support the executive stock ownership guidelines.

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Determination of Amount for each Element of Compensation

Benchmarking

The Company believes that it competes for executive talent against a broad array of companies, not limited to the Company’s direct business competitors. The Company also believes that executive pay levels should reflect the size and scope of its operations. As such, the Company attempts to provide executive compensation levels that, at target, are competitive with the pay levels for comparable positions at companies with comparable revenues to the Company. The Human Resources and Compensation Committee obtains data from Towers Perrin relating to competitive salaries, annual incentives, and long-term incentives. Management and the Human Resources and Compensation Committee review the market pay data with Towers Perrin. The Human Resources and Compensation Committee discusses and considers this information, along with other relevant facts and circumstances, including but not limited to internal equity, individual performance and individual job responsibilities, when making compensation decisions as discussed below.

Base Salary

Except for some unique positions, the base salaries for all officers were established by the Human Resources and Compensation Committee by matching positions at the Company to comparable positions from data obtained by Towers Perrin. Base salaries may vary depending on factors such as responsibility, current performance and tenure. In 2004, DTG decided to limit pay adjustments to once every other year for the senior executive group (which includes the chief executive officer, the chief financial officer and the other named executive officers) to coincide with a bi-yearly total compensation review by an independent compensation consultant. During 2006, no pay increases were implemented for the senior executive group, but base salary was adjusted to include the value of the tax offset gross-up amounts.

Cash Incentive Compensation

In 2006, DTG established a discretionary compensation pool equal to 12.75% of pretax profit with no maximum on the award payment. The 12.75% level was established in 2002 and was commensurate with the average payout from 1998 to 2000 within the classes of eligible employees described below. In addition, this level was also determined to approximate the value of the cash incentive target compensation levels. The cash incentive targets for executive officers were reviewed by the Human Resources and Compensation Committee in 2006 as part of the market pay data analysis provided by Towers Perrin.

The Company had a 2006 pretax profit margin of 5.90% (adjusted for the impact of SFAS No. 133, as defined and described below), meeting the minimum pretax profit margin of 4.00% to establish the pool. With approval of the Human Resources and Compensation Committee on February 27, 2007, the Company paid out such incentive compensation pool on March 9, 2007 as follows:

Class of Eligible Employees	Percentage of Pool	Payout ($)

Executives	3.50%	$ 3,422,440
Middle Management	1.50%	1,466,760
Field	3.50%	3,422,440
Other Employee’s Profit Sharing	4.25%	4,155,820
Total	12.75%	$12,467,460

“Executives” are comprised of approximately 36 persons, “Middle Management” is comprised of approximately 162 persons, “Field” is comprised of approximately 123 persons and “Other Employees’ Profit Sharing” is comprised of approximately 6,604 persons.

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Upon establishment of the discretionary compensation pool, the cash incentive compensation awards are completely at the discretion of and subject to adjustment by the Human Resources and Compensation Committee. The incentive compensation pool is allocated to individual participants based on individual target award levels, subject to adjustment based on individual performance. These target award levels differ by individual participant and by the responsibilities of the positions held by each such participant. In determining the payout of the incentive compensation pool established in 2006, the calculation of pretax profit for cash incentive compensation excluded the negative impact on pretax profit due to accounting for certain derivative transactions under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). The Human Resources and Compensation Committee concluded that performance of the Company for purposes of incentive compensation in 2006 should continue to be measured consistently with the past and not be tied to the potentially volatile swings in pretax profit in accounting for derivative instruments that do not qualify for hedge accounting. When the required pretax profit margin was met for 2006, management recommended to the Human Resources and Compensation Committee the individual participant awards for approval and payout to executives. The Human Resources and Compensation Committee also reviewed and approved Mr. Paxton’s 2006 cash incentive compensation.

Long-Term Incentive Compensation

It has been DTG’s practice in recent years to establish annually a three year performance share plan for executives of the Company.

In 2003, 390,150 target Performance Shares were granted to executives of the Company. Such grants may be earned over a three year measurement period of January 1, 2003 to December 31, 2005 (the “2003-2005 Performance Period”). The target awards were to be adjusted based on the Company’s pretax profit margin percentage versus the 50th percentile pretax profit margin percentage for a selected group of 23 leisure industry companies. However, by the end of the 2003-2005 Performance Period, eight of the 23 companies were no longer reporting performance. Because of the significant decrease in the number of companies initially selected for the peer group, in June 2006, the Human Resources and Compensation Committee decided to use all of the data available from all 23 comparison group companies, determined the median pretax profit margin percentage, and recognized (or weighted) in the calculation of the median pretax profit margin percentage that some companies reported information for the entire 2003-2005 Performance Period and others reported information for less than the entire 2003-2005 Performance Period. As a result, in June 2006, the Human Resources and Compensation Committee approved the issuance of 272,610 Performance Shares for the 2003-2005 Performance Period. Such issuance represented a payout of 85.6% of target Performance Shares granted for executives employed for the full 2003-2005 Performance Period. DTG’s pretax profit margin percentage for the 2003-2005 Performance Period was 5.9% compared to the peer group of 6.6%.

In February 2006, 213,508 target Performance Shares were granted to executives of the Company. Such grants may be earned over a three year measurement period of January 1, 2006 to December 31, 2008 (the “2006-2008 Performance Period”). The number of Performance Shares ultimately earned by an executive would be expected to range from zero to 200% of the executive’s target award, depending on the level of the Company’s corporate performance over the 2006-2008 Performance Period against certain management objectives. The weighted management objectives to be used to determine the number of Performance Shares ultimately earned for the 2006-2008 Performance Period will be (i) DTG’s total stockholder return performance against companies listed in the Russell 2000 during the 2006-2008 Performance Period, (ii) increasing the Dollar “brand” and Thrifty “brand” market share (whether corporate or franchised) in the top 100 U.S. airports, and (iii) achieving a target level of customer service as measured by an internal customer dissatisfaction index metric.

In response to the total compensation review conducted by Towers Perrin in 2006, and due in part to appreciation in stock price over the last few years, the target Performance Shares granted in 2007 were reduced by 65,148 from 2006 levels for a total grant of 148,360 target Performance Shares.

Supplemental Retirement Benefits

During 2006, DTG made contributions to the Deferred Compensation Plan for each executive. Contributions range initially from 1% to 3% of base salary and cash incentive compensation, and when the executives reach contribution limits under DTG’s 401(k) plan, such contribution levels are increased to range from 5% to 7%.

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During 2006, DTG made contributions to the Retirement Plan for the benefit of each executive continuing under such plan. This plan is funded for up to 20 years of service to the Company, or until the executive reaches age 61, whichever occurs first; however, the Human Resources and Compensation Committee has discretion to continue contributions beyond such period. Such plan is generally intended to provide replacement income for a period of 20 years to a retired executive at 50% of his or her average last five years’ base salary at age 61.

For employees becoming executives after December 2004, and in lieu of participation in the Retirement Plan, such executives receive contributions to the Deferred Compensation Plan for their benefit equal to 11% of base salary and cash incentive compensation, and when the executives reach contribution limits under DTG’s 401(k) plan, such contribution level is increased to 15%.

Fit of Each Element of Compensation in Overall Compensation Objectives

Base Salary

The levels of base salary for Company executives overall are within the Company’s objective for competitive pay as discussed above.

Cash Incentive Compensation

The annual cash incentive compensation continues a long-standing tradition and objective of the Company of value-sharing with executives and other employees in the Company’s pretax profits. The levels of cash incentive compensation also fall within the Company’s objective for competitive pay as discussed above.

Each annual incentive compensation plan includes a mechanism for recovery of awards where a participant engages in certain detrimental activities, including competing with DTG, solicitation of employees, disclosure of confidential information, activity that results in termination for cause, any conduct determined to be injurious to the Company or conduct that causes the need for restatement of any financial statements or financial results of DTG. These restrictions relate to the Company’s objective for executives to be accountable for their individual performance.

Long-Term Incentive Compensation

DTG adopted the Amended and Restated Plan to encourage participants to focus on long-term Company performance and to provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company through grants of Performance Shares. This meets the Company’s objective to align executives’ interests with those of stockholders through equity ownership. The performance metrics under the Performance Share grant agreements match certain of the Company’s key corporate goals in the areas of stockholder return, market share growth and customer service. In addition, the Performance Share grant agreements contain the same mechanism as in the annual incentive compensation plan regarding recovery of awards where a participant engages in certain detrimental activities, which relates to the Company’s objective for executives to be accountable for their individual performance.

Supplemental Retirement Benefits

The levels of supplemental retirement benefits provided by DTG to the executives overall are within the Company’s objective for competitive pay as discussed above.

Other

To better align DTG’s compensation practices with market trends and to provide for a more complete comparison of cash compensation to compensation practices for other corporate executives, DTG has reclassified certain perquisites to base salary. Further, the reclassification meets the Company’s objective for competitive pay as discussed above.

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Change in Control Payments

In April 2004, DTG entered into a change in control agreement with Mr. Paxton and also amended and restated its existing change in control plan for other executives. The agreement and plan are designed to promote stability and continuity of executives. Information regarding applicable payments under such agreement and plan for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Impact of Accounting and Tax Treatment on Compensation

Section 162(m) of the Internal Revenue Code

Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), publicly-held corporations are prohibited from deducting compensation paid to the named executive officers, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” It is the Human Resources and Compensation Committee’s policy that the incentive compensation paid to executive officers qualifies for deductibility to the extent not inconsistent with DTG’s fundamental compensation policies. In furtherance of this policy, the stockholders approved the Amended and Restated Plan to satisfy Code Section 162(m)’s performance-based compensation requirements.

Effect of American Jobs Creation Act of 2004

The Deferred Compensation Plan, the Retirement Plan, the KEYSOP and awards that may be granted under the Amended and Restated Plan are all affected by the American Jobs Creation Act of 2004, enacted on October 22, 2004 and effective on January 1, 2005 (the “AJCA”). For amounts deferred after 2004, the Deferred Compensation Plan and the Retirement Plan are each being operated in good faith in compliance with the provisions of the AJCA and related Internal Revenue Service guidance, were each amended on December 1, 2005 (effective as of January 1, 2005), and will be amended in the future as additional guidance is provided. The KEYSOP is also being operated in good faith in compliance with the provisions of the AJCA and related Internal Revenue Service guidance and was also amended on December 1, 2005 (effective as of January 1, 2005), to provide that no grant of options shall be made under the KEYSOP after December 31, 2004 and that the KEYSOP would continue to be in a “frozen” status.

Stock Ownership Guidelines

DTG maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders ranging from one half of annual base salary for the most junior executives to five times annual base salary for the chief executive officer if also serving as a director. Of the named executive officers listed, Mr. Anderson, Mr. Boyer and Mr. Foley must own two times base salary in Common Stock, Mr. Hildebrand must own three times base salary in Common Stock and Mr. Paxton must own five times base salary in Common Stock. All of the named executive officers meet or exceed these stock ownership guidelines.

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Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

The Hon. Edward C. Lumley, Chairman

Molly Shi Boren

Thomas P. Capo, ex officio

John C. Pope

March 21, 2007

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Summary Compensation Table

The following table provides certain summary information concerning compensation of DTG’s Chief Executive Officer and each of the named executive officers of DTG for the fiscal year ended December 31, 2006.

The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Human Resources and Compensation Committee obtains data from Towers Perrin relating to competitive salaries, annual incentives, and long-term incentives. Management and the Human Resources and Compensation Committee review the market pay data with Towers Perrin. The Human Resources and Compensation Committee discusses and considers this information, along with other relevant facts and circumstances, including but not limited to internal equity, individual performance and individual job responsibilities, when making compensation decisions.

The named executive officers did not receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation,” were determined by the Human Resources and Compensation Committee at its February 27, 2007 meeting and, unless deferred by the executive, were paid out on March 9, 2007.

Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, salary accounted for approximately 22% of the total compensation, annual incentive compensation accounted for approximately 16% of the total compensation, long-term incentive compensation accounted for approximately 51% of the total compensation and other compensation accounted for approximately 11% of the total compensation. Because the following table reflects the value of certain equity awards based on Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) value rather than the fair value, these percentages cannot be derived using the amounts reflected in the following table. Severance costs have been excluded in determining these percentages.

Mr. Himelfarb retired from DTG in December 2006 and Mr. St. Clair separated from DTG in June 2006. The amounts listed below in column (i) include amounts paid pursuant to retirement and separation arrangements between DTG and each of Messrs. Himelfarb and St. Clair, respectively.

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2006 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(3)(4)	Total ($) (j)
Gary L. Paxton, Chief Executive Officer and President	2006	650,891	-0-	2,452,407	-0-	638,107	-0-	513,162	4,254,567
Steven B. Hildebrand, Senior Executive Vice President and Chief Financial Officer	2006	373,541	-0-	871,650	-0-	268,917	-0-	154,900	1,669,008
R. Scott Anderson, Senior Executive Vice President	2006	362,229	-0-	690,451	-0-	243,899	-0-	158,601	1,455,180
John J. Foley, Senior Executive Vice President	2006	362,400	-0-	686,718	-0-	243,899	-0-	155,182	1,448,199
Yves Boyer, Executive Vice President	2006	304,307	-0-	400,914	-0-	175,267	-0-	137,517	1,018,005
Donald M. Himelfarb, Retired Senior Executive Vice President and Chief Administrative Officer (5)	2006	407,891	-0-	1,114,151	-0-	296,340	-0-	953,414 (6)	2,771,796
S. Lloyd St. Clair, Former Executive Vice President (7)	2006	256,482	-0-	270,377	-0-	66,316	-0-	728,245 (8)	1,321,420

________________________

(1)

The amount shown in column (e) for each named executive officer reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006. This is in accordance with SFAS No. 123(R) of awards pursuant to the Amended and Restated Plan. This amount includes grants made in and prior to 2006. The value used is $27.16 per Share for Performance Shares relating to the 2004 grant, $36.95 per Share for Performance Shares relating to the 2005 grant (except the value used for Mr. Paxton is $34.45 per Share), and $45.80 per Share (which is a blended rate of

28

$38.76 per Share and $52.84 per Share for the market condition portion and the performance portion, respectively) for Performance Shares relating to the 2006 grant.

(2)

The amount shown in column (g) for each named executive officer reflects the cash awards to the named executive officers under the 2006 incentive compensation plan, which is discussed in further detail under the heading “Compensation Discussion and Analysis - Determination of Amount for each Element of Compensation - Cash Incentive Compensation.”

(3)

The amount shown in column (i) for each named executive officer reflects: (a) the Company’s contribution to the 401(k) Plan, (b) the Company’s contributions to the Deferred Compensation Plan, and (c) the Company’s contributions to the Retirement Plan. The Company’s contributions to the 401(k) Plan for each named executive officer was $13,200. The Company’s contributions to the Deferred Compensation Plan for Messrs. Paxton, Hildebrand, Anderson, Foley, Boyer and Himelfarb exceeded $10,000 as follows: (a) Mr. Paxton ($82,683), (b) Mr. Hildebrand ($36,940), (c) Mr. Anderson ($34,357), (d) Mr. Foley ($34,369), (e) Mr. Boyer ($25,394), and Mr. Himelfarb ($41,275). The Company’s contributions to the Retirement Plan for Messrs. Paxton, Hildebrand, Anderson, Foley, Boyer and Himelfarb exceeded $10,000 as follows: (a) Mr. Paxton ($378,907), (b) Mr. Hildebrand ($72,267), (c) Mr. Anderson ($67,231), (d) Mr. Foley ($70,483), (e) Mr. Boyer ($63,131), and (f) Mr. Himelfarb ($153,585).

(4)

The amount shown in column (i) for each named executive officer also reflects: (a) imputed income and allowance related to Company cars and expenses related thereto, (b) country club membership dues, (c) financial counseling services, (d) supplemental executive life insurance, and (e) supplementary medical and long-term disability insurance premiums. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

(5)

In September 2006, Mr. Himelfarb relinquished the office of Senior Executive Vice President and Chief Administrative Officer of DTG and he retired as an employee of DTG in December 2006. Despite his retirement, Mr. Himelfarb would still have been considered a named executive officer of DTG for the 2006 fiscal year.

(6)	In connection with Mr. Himelfarb’s retirement, he received a retirement package totaling $701,145 which is included in the amount shown in column (i).

(7)	Effective June 2006, Mr. St. Clair separated from DTG. Had he remained employed by DTG he would not have been considered a named executive officer of DTG for the 2006 fiscal year.

(8)	In connection with Mr. St. Clair’s separation from DTG, he received a separation package totaling $680,636 which is included in the amount shown in column (i).

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Grants of Plan-Based Awards

The following table provides certain summary information concerning grants of plan-based awards of DTG’s Chief Executive Officer and each of the named executive officers for the fiscal year ended December 31, 2006.

The Company’s non-equity incentive plan or the “2006 incentive compensation plan” is a cash incentive compensation plan whereby a discretionary compensation pool is established. The named executive officers are in the “Executives” class of eligible employees which comprises 3.50% towards the overall 12.75% of pretax profit pool. The Company has a minimum pretax profit margin of 4.00% to meet in order to establish the pool. The pool is allocated based on established target levels and the Human Resources and Compensation Committee has the discretion, along with input from management, to adjust the award based on individual performance. There is no maximum limitation on the award payment, meaning the greater DTG’s pretax profit, the greater the award payment.

Under the Amended and Restated Plan, or equity incentive plan, grants of target Performance Shares are made at the beginning of a three year performance period. These target Performance Shares are adjusted at the end of the performance period based on meeting certain management objectives. The payout of these Performance Shares can range from zero to 200% of the executive’s target Performance Shares.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l) (2)
Gary L. Paxton	2/1/2006	-0-	630,000	----------	0	56,460	112,920	0	0	-0-	2,585,868
Steven B. Hildebrand	2/1/2006	-0-	265,500	----------	0	16,929	33,858	0	0	-0-	775,348
R. Scott Anderson	2/1/2006	-0-	240,800	----------	0	13,365	26,730	0	0	-0-	612,117
John J. Foley	2/1/2006	-0-	240,800	----------	0	13,365	26,730	0	0	-0-	612,117
Yves Boyer	2/1/2006	-0-	173,040	----------	0	7,128	14,256	0	0	-0-	326,462
Donald M. Himelfarb	2/1/2006	-0-	292,575	----------	7,143	7,143	7,143	0	0	-0-	327,149
S. Lloyd St. Clair	2/1/2006	-0-	65,473	----------	1,081	1,081	1,081	0	0	-0-	49,510

________________________

(1)

The amount shown in column (d) for each named executive officer reflects: (a) 100% of base salary (Mr. Paxton), (b) 75% of base salary (Mr. Hildebrand), (c) 70% of base salary (Messrs. Anderson and Foley), (d) 60% of base salary (Mr. Boyer), (e) 75% of base salary (Mr. Himelfarb), and (f) 60% of base salary prorated to 27.45% based on separation date (Mr. St. Clair). There is no maximum limitation on the award payment for column (e). For actual payouts under the 2006 incentive compensation plan, see column (g) of the Summary Compensation Table.

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(2)

The amount shown in column (l) for each named executive officer relates to the grant of Performance Shares on February 1, 2006 valued under SFAS No. 123(R). These amounts differ from the amounts shown in column (e) of the Summary Compensation Table which relate to financial statement expense recognized under three separate Performance Share plans, including the February 1, 2006 grants reflected in the table above.

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Outstanding Equity Awards

The following table provides certain summary information concerning the outstanding equity awards of DTG’s Chief Executive Officer and each of the named executive officers of DTG for the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b) (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Gary L. Paxton	39,300	0	0	11.4500	11/18/2011
	39,300	0	0	19.3750	9/27/2010
	28,000	0	0	19.1875	9/22/2009
	16,600	0	0	10.5000	9/24/2008
						0	-0-	166,460	7,592,241
Steven B. Hildebrand	28,200	0	0	19.3750	9/27/2010
	18,200	0	0	19.1875	9/22/2009
						0	-0-	58,429	2,664,947
R. Scott Anderson	25,800	0	0	19.3750	9/27/2010
	14,300	0	0	19.1875	9/22/2009
						0	-0-	45,475	2,074,115
John J. Foley	25,400	0	0	11.4500	11/18/2011
	24,800	0	0	19.3750	9/27/2010
	15,300	0	0	19.1875	9/22/2009
	17,000	0	0	10.5000	9/24/2008
	5,000	0	0	20.5000	12/31/2007
						0	-0-	45,615	2,080,500
Yves Boyer	16,200	0	0	19.3750	9/27/2010
						0	-0-	26,673	1,216,556
Donald M. Himelfarb	0	0	0	-0-		0	-0-	54,054	2,465,403
S. Lloyd St. Clair	0	0	0	-0-		0	-0-	14,190	647,206

_____________________

(1)

All non-qualified Option Rights listed in column (b) are fully vested. These non-qualified Option Rights vested equally over three years from the date of their grant and expire at the end of ten years from the grant date.

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(2)

Performance Shares granted to executives may be earned over a three year measurement period (the “Performance Period”) and are subject to adjustment based on performance against certain management objectives. The Performance Shares vest immediately upon approval by the Human Resources and Compensation Committee following completion of the Performance Period. Target Performance Shares granted in 2004 were adjusted and paid at 74.6% of target (although represented at 100% of target in the table above because not vested) on February 23, 2007 based on the performance during the three year period from 2004 through 2006. Target Performance Shares granted in 2005 will be adjusted and paid in 2008 based on performance during the three year period from 2005 through 2007. Target Performance Shares granted in 2006 will be adjusted and paid in 2009 based on performance during the three year period from 2006 through 2008.

Option Exercises and Stock Vested

The following table provides certain summary information concerning the exercise of non-qualified Option Rights and vesting of Performance Share awards made under the Amended and Restated Plan for DTG’s Chief Executive Officer and each of the named executive officers of DTG for the fiscal year ended December 31, 2006.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
Gary L. Paxton	13,400	439,227	37,664	1,664,749
Steven B. Hildebrand	31,500	1,165,100	19,260	851,292
R. Scott Anderson	25,800	975,357	14,646	647,353
John J. Foley	36,100	781,100	14,766	652,657
Yves Boyer	9,600	257,550	9,883	436,829
Donald M. Himelfarb	80,600	2,319,520	26,450	1,169,090
S. Lloyd St. Clair	54,800	1,422,155	9,664	427,149

____________________________

(1)

Each named executive officer elected to defer receipt of their Performance Shares payable under the Amended and Restated Plan. The entire amount of Performance Shares shown in column (e) was deferred by each named executive officer, except for Mr. Himelfarb. Mr. Himelfarb elected to defer one-half of his Performance Shares payable under the Amended and Restated Plan. One-half of the amount shown in column (e) was deferred by Mr. Himelfarb and the remaining one-half was distributed to him during 2006.

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Nonqualified Deferred Compensation

The following table provides certain summary information concerning nonqualified deferred compensation of DTG’s Chief Executive Officer and each of the named executive officers of DTG during the fiscal year ended December 31, 2006, except that column (f) reflects cumulative or multi-year contributions and earnings to and under the Deferred Compensation Plan and the Retirement Plan since the executive has participated in such plans.

Certain executives including named executive officers, may defer salary, cash incentive compensation awards and Performance Share awards into the Deferred Compensation Plan. Any contributions made by the Company into the Retirement Plan are deferred into a trust. Deferral elections relating to salary are made by executives in December of each year for salary to be earned in the following year. Deferral elections relating to cash incentive compensation awards and Performance Share awards are made by executives in June of each year for the cash incentive compensation and Performance Shares to be awarded relating to performance during that year. Each executive may elect in the deferral agreement the time the deferred amounts are to be paid (i.e., separation from the Company or a certain specified date) and whether the amounts are to be paid in installments or a lump sum. In addition, the executive may elect on the deferral form that in the event of a change in control of DTG, the balance of the executive’s Deferred Compensation Plan account be distributed to the executive (or designated beneficiary) in lump sum form, subject to the discretion of the Board and in accordance with the terms of the Deferred Compensation Plan.

2006 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d) (3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Gary L. Paxton	1,664,749	461,589	746,046	-0-	6,804,898
Steven B. Hildebrand	851,292	109,207	474,224	-0-	4,466,372
R. Scott Anderson	647,353	101,588	238,953	-0-	2,220,778
John J. Foley	652,657	104,852	355,944	-0-	3,109,323
Yves Boyer	467,829	88,525	260,653	-0-	2,231,735
Donald M. Himelfarb	584,545	194,860	308,854	2,097,301	2,421,874
S. Lloyd St. Clair	548,186	8,695	88,944	2,847,919	5,915

___________________________

(1)

Except for Mr. Boyer, the amount shown in column (b) for each named executive officer is not reported as compensation to such named executive officer in any column of the Summary Compensation Table. Such amounts reflect elective deferrals by the executive of (i) Performance Shares awarded under the 2003 Performance Share plan, (ii) cash incentive compensation awarded under the 2005 plan, and (iii) base salary, as applicable. The amount shown in column (b) for Mr. Boyer includes $31,000 of base salary also reported in column (c) of the Summary Compensation Table.

(2)	The amount shown in column (c) for each named executive officer is also reported as compensation to such named executive officer in column (i) of the Summary Compensation Table.

(3)	The amount shown in column (d) for each named executive officer is not reported as compensation to such named executive officer in any column of the Summary Compensation Table.

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Potential Payments Upon Termination or Change in Control

Introduction

The tables set forth at the end of this section provide certain summary information concerning the amount of compensation paid to each of the named executive officers of DTG upon (i) involuntary termination without cause, (ii) involuntary termination with cause, (iii) involuntary termination due to a reduction in force, (iv) voluntary termination, (v) retirement, (vi) disability, (vii) death, (viii) termination following a change in control, and (ix) continued employment following a change in control. The amounts in the tables assume that such termination was effective as of December 31, 2006, and therefore include amounts earned through such time and are estimates of the amounts which would be paid out to each executive upon termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from DTG. Mentioned below are distinctions relating to the treatment of vested and non-vested non-qualified Option Rights. However, as of December 31, 2006, all such Option Rights have fully vested.

Payments Made Upon Involuntary Termination Without Cause

In the event of an involuntary termination without cause, the named executive officer will receive or forfeit (as applicable) the following:

1.	Salary. The greater of (i) two weeks salary for each full year of employment with DTG, or (ii) 52 weeks salary (Messrs. Paxton and Hildebrand) or 26 weeks salary (Messrs. Anderson, Boyer and Foley).

2.

Cash Incentive Compensation. Prorated for time worked in current year plan with respect to current salary. In addition, cash incentive compensation is paid with respect to the extended salary described above.

3.	Benefits. Covered for number of weeks of salary and eligible for COBRA.

4.	Non-Qualified Option Rights. Non-vested non-qualified Option Rights are forfeited and vested non-qualified Option Rights are exercisable for up to six months.

5.	Performance Shares. Target Performance Shares will be prorated and paid by March 15 of the year following termination.

For purposes hereof, “cause” shall mean the misconduct of the named executive officer which is willful or such conduct involves gross negligence as determined by DTG.

Payments Made Upon Involuntary Termination With Cause

In the event of an involuntary termination with cause, the named executive officer will receive, not receive or forfeit (as applicable) the following:

1.	Salary. None received.

2.	Cash Incentive Compensation. Not eligible.

3.	Benefits. Accrued vacation pay and eligible for COBRA.

4.	Non-Qualified Option Rights. Unexercised non-qualified Option Rights are forfeited.

5.	Performance Shares. Target Performance Shares are forfeited.

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Payments Made Upon Involuntary Termination Due to a Reduction in Force

In the event of an involuntary termination due to a reduction in force, which reduction in force is determined by DTG at the time of termination, the named executive officer will receive or not receive (as applicable) the following:

1.	Salary. The greater of (i) two weeks salary for every full year of employment with DTG, or (ii) 52 weeks salary (Messrs. Paxton and Hildebrand) or 26 weeks salary (Messrs. Anderson, Boyer and Foley).

2.

Cash Incentive Compensation. Prorated for time worked in current year plan with respect to current salary. In addition, cash incentive compensation is paid with respect to the extended salary described above.

3.	Benefits. Covered for number of weeks of salary and eligible for COBRA.

4.

Non-Qualified Option Rights. Grants made in 2000 and prior years fall under involuntary termination without cause or retirement depending on age or length of service. Vested non-qualified Option Rights granted in 2001 may be exercised for a period equal to the greater of (i) six months, or (ii) two times the number of weeks of salary but not to exceed one year.

5.	Performance Shares. Target Performance Shares will be prorated and paid by March 15 of the year following termination.

Payments Made Upon Voluntary Termination

In the event of a voluntary termination, the named executive officer will receive, not receive or forfeit (as applicable) the following:

1.	Salary. None received.

2.	Cash Incentive Compensation. Not eligible.

3.	Benefits. Accrued vacation pay and eligible for COBRA.

4.	Non-Qualified Option Rights. Unexercised non-qualified Option Rights are forfeited.

5.	Performance Shares. Target Performance Shares are forfeited.

Payments Made Upon Retirement

In the event of retirement, the named executive officer will receive or not receive (as applicable) the following:

1.	Salary. None received.

2.	Cash Incentive Compensation. Not eligible.

3.	Benefits. Accrued vacation pay and eligible for COBRA.

4.

Non-Qualified Option Rights. Non-qualified Option Rights continue to vest in accordance with option agreements and vested non-qualified Option Rights are exercisable for up to three years from the retirement date.

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5.	Performance Shares. Target Performance Shares will be prorated and paid by March 15 of the year following retirement.

With respect to non-qualified Option Rights and Performance Shares, “retirement” shall mean (a) age 61 or older with five or more years of service, or (b) performance of 20 or more years of service.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive, not receive, or forfeit (as applicable) the following:

1.	Salary. None received.

2.	Cash Incentive Compensation. Not eligible.

3.	Benefits. Accrued vacation pay and eligible for COBRA.

4.	Non-Qualified Option Rights. Non-vested non-qualified Option Rights are forfeited and vested non-qualified Option Rights are exercisable for up to six months.

5.	Performance Shares. Target Performance Shares are prorated and paid by March 15 of the year following death or disability.

Payments Made Upon a Change in Control

General

In April 2004, DTG entered into an Employment Continuation Agreement with Mr. Paxton which was filed as Exhibit 10.34 to DTG’s Form 10-Q for the quarterly period ended June 30, 2004 filed August 6, 2004. The agreement was amended by a First Amendment to Employment Continuation Agreement dated February 1, 2007 which was filed as Exhibit 10.126 to DTG’s Form 8-K filed February 6, 2007 and a Second Amendment to Employment Continuation Agreement dated March 14, 2007 making a technical correction (as amended, the “Employment Continuation Agreement”). In April 2004, DTG amended and restated its existing Employment Continuation Plan pursuant to that certain Amended and Restated Employment Continuation Plan for Key Employees which was filed as Exhibit 10.35 to DTG’s Form 10-Q for the quarterly period ended June 30, 2004 filed August 6, 2004. The plan was amended by an amendment dated September 28, 2005 which was filed as Exhibit 10.80 to DTG’s Form 10-Q for the quarterly period ended September 30, 2005 filed November 4, 2005, and an amendment dated February 1, 2007 which was filed as Exhibit 10.127 to DTG’s Form 8-K filed February 6, 2007 (as amended, the “Employment Continuation Plan”). Messrs. Hildebrand, Anderson, Boyer and Foley are covered by the Employment Continuation Plan.

Generally, a change in control of DTG is deemed to occur upon the happening of any of the following events:

1.

DTG is merged, consolidated or reorganized into another corporation or other legal person, unless, in each case, immediately following such merger, consolidation or reorganization, the stock entitled to vote generally in the election of the Board (the “Voting Stock”) of DTG outstanding immediately prior to such merger, consolidation or reorganization continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such merger, consolidation or reorganization (including, without limitation, an entity which as a result of such merger, consolidation or reorganization owns DTG or all or substantially all of DTG’s assets either directly or through one or more subsidiaries);

37

2.

DTG sells or otherwise transfers all or substantially all of its assets to another corporation or legal person, unless, in each case, immediately following such sale or transfer, the Voting Stock of DTG outstanding immediately prior to such sale or transfer continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such sale or transfer (including, without limitation, an entity which as a result of such transaction owns DTG or all or substantially all of DTG's assets either directly or through one or more subsidiaries);

3.

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the Voting Stock of DTG then outstanding after giving effect to such acquisition;

4.

DTG files a report or proxy statement with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of DTG has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

5.

Individuals who, as of April 1, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 1, 2004 whose election or nomination for election by DTG’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of DTG in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board.

Notwithstanding paragraphs 3 and 4 above, unless otherwise determined in a specific case by majority vote of the Board, a “change in control” shall not be deemed to have occurred for purposes of paragraphs 3 and 4 above solely because (a) DTG, (b) a subsidiary, or (c) any DTG-sponsored employee stock ownership plan or any other employee benefit plan of DTG or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 35% or otherwise, or because DTG reports that a change in control of DTG has occurred or will occur in the future by reason of such beneficial ownership.

Involuntary Termination Without Cause

In the event of an involuntary termination without cause due to a change in control of DTG, pursuant to the Employment Continuation Agreement (as to Mr. Paxton), the Employment Continuation Plan (as to Messrs. Hildebrand, Anderson, Boyer and Foley) and DTG policy, the named executive officer will receive the following:

1.	Salary. Three times base salary (Messrs. Paxton and Hildebrand) and two times base salary (Messrs. Anderson, Boyer and Foley).

2.

Cash Incentive Compensation. Three times cash incentive compensation payment (Messrs. Paxton and Hildebrand) and two times cash incentive compensation payment (Messrs. Anderson, Boyer and Foley) plus any prorated amount for the year of termination.

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3.	Benefits. Covered for three years (Messrs. Paxton and Hildebrand) and two years (Messrs. Anderson, Boyer and Foley).

4.	Non-Qualified Option Rights. Non-vested non-qualified Option Rights are forfeited and vested non-qualified Option Rights are exercisable for up to six months.

5.	Performance Shares. Target Performance Shares will be paid at the time of the change in control.

6.

Outplacement Services. At DTG’s expense, Mr. Paxton will be provided with outplacement services for a period of twelve months following the termination date by a firm selected by Mr. Paxton, in an amount not to exceed $35,000. Messrs. Hildebrand, Anderson, Boyer and Foley will be reimbursed by DTG for reasonable expenses incurred for outplacement counseling (a) which are pre-approved by the administrator of the Employment Continuation Plan, (b) which do not exceed $20,000, and (c) which are incurred by them within 52 weeks following their termination date.

7.

Company Car. For a period of three years following the termination date, DTG will provide Messrs. Paxton and Hildebrand with one or more cars in accordance with the policies and procedures of DTG regarding the provision of cars to its employees existing immediately prior to the change in control (the “Car Policy”). After three years, DTG will transfer outright ownership to Messrs. Paxton and Hildebrand such car or cars. For a period of two years following the termination date, DTG will provide Messrs. Anderson, Boyer and Foley with one or more cars in accordance with the Car Policy.

8.

Financial, Investment and Tax Planning. For a period of three years following the termination date, DTG will arrange to provide Messrs. Paxton and Hildebrand with financial, investment and tax planning services in accordance with DTG’s policies and procedures regarding the provision of such services to its executives existing immediately prior to the change in control. Messrs. Anderson, Boyer and Foley will receive the same services for two years following the termination date.

9.

Excise Tax Gross-Ups. Messrs. Paxton, Hildebrand, Anderson and Foley each receive the benefit of the tax-gross up provisions contained in the Employment Continuation Agreement and the Employment Continuation Plan, as applicable.

10.

Other. The salary and cash incentive compensation pay described above is payable to Messrs. Paxton, Hildebrand, Anderson, Boyer and Foley if they are terminated without cause within two years after the occurrence of a change in control.

Voluntary Termination

In the event of a voluntary termination due to a change in control of DTG by the named executive officer following specified events described below, the named executive officer will receive the same benefits he was entitled to receive if there was an involuntary termination without cause due to a change in control of DTG. Such specified events are: (a) failure to maintain the same office or position with DTG, (b) a significant adverse change in the named executive officer’s authority, power and responsibilities, (c) a reduction in pay, (d) a reduction, termination or denial of employee benefits, (e) the named executive officer determines that a change in DTG’s business has made him unable to substantially carry out his responsibilities, (f) the successor entity is liquidated, dissolved, merged, consolidated or reorganized or all of its assets are transferred unless the successor entity assumed all of the duties and obligations of DTG under the Employment Continuation Agreement or Employment Continuation Plan, as applicable, (g) DTG or the named executive officer’s work location is relocated in excess of 50 miles from the location prior to the change in control or requires the named executive officer to travel at least 20% more than the average number of days of travel required during the three full years prior to the change in control without the named executive officer’s consent, or (h) any material breach by DTG or its successor under the Employment Continuation Agreement or Employment Continuation Plan, as applicable, that is not remedied within ten calendar days after receipt of written notice by DTG.

39

Notwithstanding anything to the contrary contained in the Employment Continuation Agreement or the Employment Continuation Plan, as applicable, Messrs. Paxton and Hildebrand may terminate employment with DTG for any reason, or without reason, during the 30-day period immediately following the one year anniversary of the occurrence of the change in control and still receive all of the payments that they would have received in the event of an involuntary termination without cause due to a change in control of DTG.

In the event a named executive officer voluntarily terminates employment with DTG following a change in control but not for a specified event described above, no payments or benefits will be received.

Continued Employment

In the event of a change in control of DTG and the named executive officer remains employed, the named executive officer will receive the following:

1.	Performance Shares. Target Performance Shares will be prorated and paid at the time of the change in control.

2.	Company Car. Two years following a change in control, DTG will transfer outright ownership to Messrs. Paxton and Hildebrand the Company cars furnished for their use.

Other Terms

Mr. Paxton, under the Employment Continuation Agreement, and Messrs. Hildebrand, Anderson, Boyer and Foley, under the Employment Continuation Plan, each covenant and agree not to disclose any confidential or proprietary information of DTG or its subsidiaries, or, without DTG’s consent, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of DTG or its subsidiaries to give up, or not to commence employment or a business relationship with DTG or its subsidiaries.

40

GARY L. PAXTON

The following table provides certain summary information concerning potential payments upon termination or a change in control of DTG for Gary L. Paxton, Chief Executive Officer and President.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause on 12/31/2006 ($)	Involuntary Termination With Cause on 12/31/2006 ($)	Involuntary Termination Due to a Reduction in Force on 12/31/2006 ($)	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	Death or Disability on 12/31/2006 ($)	Involuntary Termination (Change in Control) on 12/31/2006 ($)	Voluntary Termination for Specified Event (Change in Control) on 12/31/2006 ($)	Continued Employment (Change in Control) on 12/31/2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Compensation
Cash Incentive Compensation	1,497,014	----------	1,497,014	----------	----------	----------	2,608,540	2,608,540	----------
Stock Options (1)	3,696,180	----------	3,696,180	----------	3,696,180	3,696,180	3,696,180	3,696,180	----------
Performance Shares (2) (3)	4,336,325	----------	4,336,325	----------	4,336,325	4,336,325	7,165,696	7,165,696	4,336,325
Benefits and Perquisites
Retirement Plans	----------	----------	----------	----------	----------	----------	----------	----------	----------
Executive Compensation Deferral Program	----------	----------	----------	----------	----------	----------	----------	----------	----------
Health and Welfare Benefits	13,523	----------	13,523	----------	----------	----------	41,553	41,553	----------
Life Insurance Benefits	4,481	----------	4,481	----------	----------	----------	10,278	10,278	----------
Excise Tax & Gross-Up	----------	----------	----------	----------	----------	----------	5,361,631	5,361,631	----------
Base Salary Severance	858,907	----------	858,907	----------	----------	----------	1,970,433	1,970,433	----------
Accrued Vacation Pay	54,313	54,313	54,313	54,313	54,313	54,313	54,313	54,313	----------
Company Vehicle (4)	19,000	----------	19,000	----------	----------	----------	57,000	57,000	----------
Outplacement Services	35,000	----------	35,000	----------	----------	----------	35,000	35,000	----------
Financial Counseling	5,754	----------	5,754	----------	----------	----------	13,200	13,200	----------

___________________________

(1)	Columns (b), (d), (g), (h) and (i) reflect remaining non-qualified Option Rights valued at December 29, 2006 with a closing price per Share of $45.61.

(2)

Columns (b), (d), (g) and (j) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) prorated for 2005 at 100% of target, and (iii) prorated for 2006 at 100% of target.

(3)

Columns (h) and (i) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) awarded for 2005 at 100% of target, and (iii) awarded for 2006 at 100% of target.

(4)

In addition to the car usage value reflected in columns (h) and (i), three years following termination, DTG will transfer outright ownership to Mr. Paxton of the Company cars furnished for his use. With respect to column (j), two years following a change in control, DTG will transfer outright ownership to Mr. Paxton of such cars. The net book value of Mr. Paxton’s cars as of December 31, 2006 was $72,130.

41

STEVEN B. HILDEBRAND

The following table provides certain summary information concerning potential payments upon termination or a change in control of DTG for Steven B. Hildebrand, Senior Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause on 12/31/2006 ($)	Involuntary Termination With Cause on 12/31/2006 ($)	Involuntary Termination Due to a Reduction in Force on 12/31/2006 ($)	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	Death or Disability on 12/31/2006 ($)	Involuntary Termination (Change in Control) on 12/31/2006 ($)	Voluntary Termination for Specified Event (Change in Control) on 12/31/2006 ($)	Continued Employment (Change in Control) on 12/31/2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Compensation
Cash Incentive Compensation	553,513	----------	553,513	----------	----------	----------	1,122,704	1,122,704	----------
Stock Options (1)	1,220,717	----------	1,220,717	----------	----------	1,220,717	1,220,717	1,220,717	----------
Performance Shares (2) (3)	1,600,668	----------	1,600,668	----------	----------	1,600,668	2,404,286	2,404,286	1,600,668
Benefits and Perquisites
Retirement Plans	----------	----------	----------	----------	----------	----------	----------	----------	----------
Executive Compensation Deferral Program	----------	----------	----------	----------	----------	----------	----------	----------	----------
Health and Welfare Benefits	18,256	----------	18,256	----------	----------	----------	49,466	49,466	----------
Life Insurance Benefits	3,101	----------	3,101	----------	----------	----------	9,303	9,303	----------
Excise Tax & Gross-Up	----------	----------	----------	----------	----------	----------	2,068,445	2,068,445	----------
Base Salary Severance	379,461	----------	379,461	----------	----------	----------	1,138,383	1,138,383	----------
Accrued Vacation Pay	57,649	57,649	57,649	57,649	57,649	57,649	57,649	57,649	----------
Company Vehicle (4)	16,925	----------	16,925	----------	----------	----------	50,775	50,775	----------
Outplacement Services	20,000	----------	20,000	----------	----------	----------	20,000	20,000	----------
Financial Counseling	4,715	----------	4,715	----------	----------	----------	14,145	14,145	----------

___________________________

(1)	Columns (b), (d), (g), (h) and (i) reflect remaining non-qualified Option Rights valued at December 29, 2006 with a closing price per Share of $45.61.

(2)

Columns (b), (d), (g) and (j) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) prorated for 2005 at 100% of target, and (iii) prorated for 2006 at 100% of target.

(3)

Columns (h) and (i) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) awarded for 2005 at 100% of target, and (iii) awarded for 2006 at 100% of target.

(4)

In addition to the car usage value reflected in columns (h) and (i), three years following termination, DTG will transfer outright ownership to Mr. Hildebrand of the Company cars furnished for his use. With respect to column (j), two years following a change in control, DTG will transfer outright ownership to Mr. Hildebrand of such cars. The net book value of Mr. Hildebrand’s cars as of December 31, 2006 was $68,867.

42

R. SCOTT ANDERSON

The following table provides certain summary information concerning potential payments upon termination or a change in control of DTG for R. Scott Anderson, Senior Executive Vice President.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause on 12/31/2006 ($)	Involuntary Termination With Cause on 12/31/2006 ($)	Involuntary Termination Due to a Reduction in Force on 12/31/2006 ($)	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	Death or Disability on 12/31/2006 ($)	Involuntary Termination (Change in Control) on 12/31/2006 ($)	Voluntary Termination for Specified Event (Change in Control) on 12/31/2006 ($)	Continued Employment (Change in Control) on 12/31/2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Compensation
Cash Incentive Compensation	432,221	----------	432,221	----------	----------	----------	759,309	759,309	----------
Stock Options (1)	1,054,705	----------	1,054,705	----------	----------	1,054,705	1,054,705	1,054,705	----------
Performance Shares (2) (3)	1,241,459	----------	1,241,459	----------	----------	1,241,459	1,875,894	1,875,894	1,241,459
Benefits and Perquisites
Retirement Plans	----------	----------	----------	----------	----------	----------	----------	----------	----------
Executive Compensation Deferral Program	----------	----------	----------	----------	----------	----------	----------	----------	----------
Health and Welfare Benefits	12,620	----------	12,620	----------	----------	----------	35,710	35,710	----------
Life Insurance Benefits	1,987	----------	1,987	----------	----------	----------	5,348	5,348	----------
Excise Tax & Gross-Up	----------	----------	----------	----------	----------	----------	----------	----------	----------
Base Salary Severance	269,032	----------	269,032	----------	----------	----------	736,298	736,298	----------
Accrued Vacation Pay	31,859	31,859	31,859	31,859	31,859	31,859	31,859	31,859	----------
Company Vehicle	20,038	----------	20,038	----------	----------	----------	40,076	40,076	----------
Outplacement Services	20,000	----------	20,000	----------	----------	----------	20,000	20,000	----------
Financial Counseling	3,370	----------	3,370	----------	----------	----------	9,222	9,222	----------

___________________________

(1)	Columns (b), (d), (g), (h) and (i) reflect remaining non-qualified Option Rights valued at December 29, 2006 with a closing price per Share of $45.61.

(2)

Columns (b), (d), (g) and (j) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) prorated for 2005 at 100% of target, and (iii) prorated for 2006 at 100% of target.

(3)

Columns (h) and (i) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) awarded for 2005 at 100% of target, and (iii) awarded for 2006 at 100% of target.

43

JOHN J. FOLEY

The following table provides certain summary information concerning potential payments upon termination or a change in control of DTG for John J. Foley, Senior Executive Vice President.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause on 12/31/2006 ($)	Involuntary Termination With Cause on 12/31/2006 ($)	Involuntary Termination Due to a Reduction in Force on 12/31/2006 ($)	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	Death or Disability on 12/31/2006 ($)	Involuntary Termination (Change in Control) on 12/31/2006 ($)	Voluntary Termination for Specified Event (Change in Control) on 12/31/2006 ($)	Continued Employment (Change in Control) on 12/31/2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Compensation
Cash Incentive Compensation	372,811	----------	372,811	----------	----------	----------	759,547	759,547	----------
Stock Options (1)	2,644,976	----------	2,644,976	----------	----------	2,644,976	2,644,976	2,644,976	----------
Performance Shares (2) (3)	1,246,248	----------	1,246,248	----------	----------	1,246,248	1,880,683	1,880,683	1,246,248
Benefits and Perquisites
Retirement Plans	----------	----------	----------	----------	----------	----------	----------	----------	----------
Executive Compensation Deferral Program	----------	----------	----------	----------	----------	----------	----------	----------	----------
Health and Welfare Benefits	9,128	----------	9,128	----------	----------	----------	38,144	38,144	----------
Life Insurance Benefits	1,656	----------	1,656	----------	----------	----------	6,622	6,622	----------
Excise Tax & Gross-Up	----------	----------	----------	----------	----------	----------	----------	----------	----------
Base Salary Severance	184,160	----------	184,160	----------	----------	----------	736,640	736,640	----------
Accrued Vacation Pay	42,498	42,498	42,498	42,498	42,498	42,498	42,498	42,498	----------
Company Vehicle	19,000	----------	19,000	----------	----------	----------	38,000	38,000	----------
Outplacement Services	20,000	----------	20,000	----------	----------	----------	20,000	20,000	----------
Financial Counseling	2,142	----------	2,142	----------	----------	----------	8,568	8,568	----------

___________________________

(1)	Columns (b), (d), (g), (h) and (i) reflect remaining non-qualified Option Rights valued at December 29, 2006 with a closing price per Share of $45.61.

(2)

Columns (b), (d), (g) and (j) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) prorated for 2005 at 100% of target, and (iii) prorated for 2006 at 100% of target.

(3)

Columns (h) and (i) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) awarded for 2005 at 100% of target, and (iii) awarded for 2006 at 100% of target.

44

YVES BOYER

The following table provides certain summary information concerning potential payments upon termination or a change in control of DTG for Yves Boyer, Executive Vice President.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause on 12/31/2006 ($)	Involuntary Termination With Cause on 12/31/2006 ($)	Involuntary Termination Due to a Reduction in Force on 12/31/2006 ($)	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	Death or Disability on 12/31/2006 ($)	Involuntary Termination (Change in Control) on 12/31/2006 ($)	Voluntary Termination for Specified Event (Change in Control) on 12/31/2006 ($)	Continued Employment (Change in Control) on 12/31/2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Compensation
Cash Incentive Compensation	268,176	----------	268,176	----------	----------	----------	546,903	546,903	----------
Stock Options (1)	425,007	----------	425,007	----------	----------	425,007	425,007	425,007	----------
Performance Shares (2) (3)	744,461	----------	744,461	----------	----------	744,461	1,082,827	1,082,827	744,461
Benefits and Perquisites
Retirement Plans	----------	----------	----------	----------	----------	----------	----------	----------	----------
Executive Compensation Deferral Program	----------	----------	----------	----------	----------	----------	----------	----------	----------
Health and Welfare Benefits	5,228	----------	5,228	----------	----------	----------	37,873	37,873	----------
Life Insurance Benefits	371	----------	371	----------	----------	----------	1,482	1,482	----------
Excise Tax & Gross-Up	----------	----------	----------	----------	----------	----------	----------	----------	----------
Base Salary Severance	154,848	----------	154,848	----------	----------	----------	619,392	619,392	----------
Accrued Vacation Pay	41,690	41,690	41,690	41,690	41,690	41,690	41,690	41,690	----------
Company Vehicle	13,058	----------	13,058	----------	----------	----------	26,116	26,116	----------
Outplacement Services	20,000	----------	20,000	----------	----------	----------	20,000	20,000	----------
Financial Counseling	2,687	----------	2,687	----------	----------	----------	10,746	10,746	----------

___________________________

(1)	Columns (b), (d), (g), (h) and (i) reflect remaining non-qualified Option Rights valued at December 29, 2006 with a closing price per Share of $45.61.

(2)

Columns (b), (d), (g) and (j) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) prorated for 2005 at 100% of target, and (iii) prorated for 2006 at 100% of target.

(3)

Columns (h) and (i) reflect Performance Shares valued at December 29, 2006 with a closing price per Share of $45.61 (i) awarded for 2004 at 74.6% of target, (ii) awarded for 2005 at 100% of target, and (iii) awarded for 2006 at 100% of target.

45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to DTG, during the fiscal year ended December 31, 2006, DTG believes that all SEC filing requirements applicable to the Company’s directors, executive officers and persons owning more than 10% of the Common Stock were met, except for John J. Foley, Senior Executive Vice President of DTG. Mr. Foley filed a Form 4 two days late to report the exercise of a stock option.

CODE OF ETHICS

DTG has adopted its “Code of Business Conduct” which addresses all related requirements for content under the Sarbanes-Oxley Act of 2002, related SEC regulations promulgated thereunder, and New York Stock Exchange rules and regulations. The Code of Business Conduct is located on DTG’s website (www.dtag.com) under the heading “About DTG.” As required by New York Stock Exchange rules and regulations, DTG shall provide a copy of the Code of Business Conduct to any stockholder upon request.

REPORT ON FORM 10-K

A copy of DTG’s Report on Form 10-K for the period ended December 31, 2006, filed with the SEC (including related financial statements and schedules) is available to stockholders without charge, upon written request to the Executive Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING

Any stockholder proposal under SEC Rule 14a-8 intended to be presented at DTG’s next Annual Meeting of Stockholders to be held in 2008 must be received by DTG not later than December 17, 2007 if the stockholder wishes the proposal to be included in DTG’s proxy materials relating to the meeting. Such proposals, including any accompanying supporting statement, may not exceed 500 words and should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

In addition, DTG’s Bylaws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in DTG’s proxy materials, which provide that the deadline for submitting proposals is not less than 90 nor more than 120 days before the Annual Meeting of Stockholders to be held in 2008, and a proposal received outside of this time frame will be untimely and not considered for the Annual Meeting of Stockholders to be held in 2008; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Such nominations and proposals should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

46

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than the matters set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

By Order of the Board of Directors

/S/ STEPHEN W. RAY

Stephen W. Ray

Secretary

Tulsa, Oklahoma

April 16, 2007

47

APPENDIX A

(FRONT SIDE OF PROXY)

PROXY -- DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders

May 17, 2007

The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Pamela S. Peck or Kimberly D. Paul, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, on May 17, 2007, at 11:00 a.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES AND “FOR” PROPOSAL NO. 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” all nominees in Proposal No. 1 and “FOR” Proposal No. 2.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side)
__________________________________________________________

(REVERSE SIDE OF PROXY)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

ANNUAL MEETING PROXY CARD

A.	Proposals -- The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:

For	Withhold

01 - Molly Shi Boren	_____	_______

02 - Thomas P. Capo	_____	_______

1

03 - Maryann N. Keller	_____	_______

04 - The Hon. Edward C.

Lumley	_____	_______

05 - Richard W. Neu	_____	_______

06 - Gary L. Paxton	_____	_______

07 - John C. Pope	_____	_______

08 - Edward L. Wax	_____	_______

2.	Ratification of Deloitte	For	Against	Abstain

& Touche LLP as the

independent registered public

accounting firm for 2007.	______	______	______

B.	Non-Voting Items

Change of Address -- Please print new address below.

___________________________________________________________________________

C.	Authorized Signatures -- This section must be completed for your instructions to be executed. -- Date and Sign Below

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy)	Signature 1	Signature 2
Please print date below.	Please keep signature within the box.	Please keep signature within the box.

_____/_____/______	_____________________________	________________________________

2